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FOR IMMEDIATE RELEASE
Contact:	Trudy M. Self
Self & Associates
(909) 336-5685

AVMD ACQUIRES FINAL 7% OF INTELLIGENT MEDICAL TECHNOLOGIES PTY LTD

Sydney, Australia— April 19, 2006-- The Board of Directors of Advanced Medical Institute Inc. (AVMD.PK) announced today it has acquired the remaining 7% of the issued and outstanding shares of Intelligent Medical Technologies Pty Ltd (“IMT”), currently an indirect 93% owned subsidiary, in connection with a share exchange agreement. Under the terms of the agreement, AVMD will acquire the IMT shares from Anatoly Fanshil and Avina Investments Limited in exchange for an aggregate of 1,260,000 shares of AVMD restricted common stock or 3.49% of the shares of issued and outstanding common stock of AVMD.

“We are very pleased that we have finalized and entered into an agreement with Mr. Fanshil and Avina that enables us to make IMT a wholly owned subsidiary of AVMD. IMT and its intellectual property assets are an important component to our business strategy over the next few years,” said Dr. Jacov Vaisman, president, chief executive and chairman of the board of AVMD and director of IMT.

“As recently announced, IMT has recently received approval from the Queensland Institute to undertake human testing of its nebulizer device to be used to deliver medications used in the treatment of sexual dysfunction,” he continued. “The testing, conducted by an independent contract research organization, is scheduled to begin in May 2006 and be completed in the second half of 2006. We are finalizing an application to include the nebulizer on the register of medical devices with the Therapeutic Goods Administration (the Australian functional equivalent to the U.S. FDA) and the European Medicines Agency (the European functional equivalent to the U.S. FDA) and hope to begin commercialization of the device later this year,” Vaisman added.

About the Company

Advanced Medical Institute Inc., (AVMD.PK), through its wholly owned subsidiary, Advanced Medical Institute Pty Limited, (AMI Australia) headquartered in Sydney, Australia, is a leading provider of treatment programs for erectile dysfunction and premature ejaculation. The Company operates 21 treatment clinics and sales centers in Australia and New Zealand, including a centralized call center in Australia, has more than 195 employees, including 47 medical personnel, and since its inception has provided treatment to more than 250,000 patients. AMI Australia and its predecessor company began treating erectile dysfunction patients successfully 6 years prior to the launch of Viagra, in 1999, in Australia.

About Intelligent Medical Technologies Pty. Ltd.

IMT, now a wholly owned subsidiary of Advanced Medical Institute Inc. (AVMD.PK), was granted the exclusive worldwide rights to manufacture, sell and distribute and sub-license products relating to an ultrasonic nebulizer device to be used in the treatment of sexual dysfunction and associated patents for use in the treatment of sexual dysfunction by Sheiman Ultrasonic Research Foundation in November 2003. IMT owns the right to all improvements to the base technology regardless of the field of application and has and has filed three worldwide patent applications and two worldwide registered designs relating to its technology.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward- looking statements are based on current expectations or beliefs, including, but not limited to, statements concerning the company's operations and financial performance and condition. For this purpose, statements that are not statements of historical fact may be deemed to be forward-looking statements. The company cautions that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, among others, the impact of competitive products and pricing; changes in consumer preferences and tastes or perceptions of health-related issues; effectiveness of advertising or market-spending programs; changes in laws and regulations; fluctuations in costs of production, foreign exchange and interest rates; and other factors as those discussed in the Company's reports filed with the Securities and Exchange Commission from time to time.